Exhibit 99.1

Everest Consolidator Acquisition Corporation (NYSE: MNTN) Announces Business Combination with Unifund, a Consumer Debt Service Company Focused on Data Science and Analytics

•	Unifund leverages its proprietary data science technology, analytics, and machine learning for acquiring and servicing consumer debt receivables to optimize the lifetime value of borrowers.
•	Everest believes Unifund is an attractive target due to the combination of its profitability and attractive growth prospects.
•	Based on our current assumptions, including assuming Everest retains $60 million in its trust account, the pro forma enterprise value of the combined company is estimated to be approximately $232 million.
•	Everest's trust account will be supported via a 1.5 million share bonus pool.
•	Everest intends to solicit warrant holder approval to amend the terms of Everest’s public warrants so that each public warrant will be convertible into the right to receive a cash payment of $0.50 upon the closing of the business combination in an effort to create a cleaner capital structure for the combined company.
•	Existing shareholders of Unifund will roll 100% of their equity holdings.
•	The transaction is expected to close as early as Q3 2023.

Newport Beach, California, July [21], 2023 – As previously disclosed, Everest Consolidator Acquisition Corporation (NYSE: MNTN) (“Everest”), a special purpose acquisition company, and Everest Consolidated Sponsor, LLC have entered into a definitive business combination agreement with Unifund Financial Technologies, Inc., Unifund Holdings, LLC and USV, LLC (collectively, “Unifund”), a group of data science and analytics companies operating within the consumer debt servicing industry. Upon closing of the transaction, the combined company will adopt the name “Unifund Financial Technologies, Inc.” and is expected to be listed on Nasdaq under the ticker symbol “UFND.”

Everest’s Chairman and CEO, Adam Dooley, stated: “We are pleased to announce our strategic partnership with Unifund, a leading data science and analytics firm at the forefront of innovation in the consumer debt servicing arena. We believe that Unifund’s exceptional combination of strong profitability and attractive growth prospects positions it as an outstanding investment opportunity for our SPAC, reflecting our commitment to providing transformational growth capital and operational expertise to exceptional companies in the financial services industry.”

Company Overview

Established in 1986 by David Rosenberg, Unifund leverages its proprietary technology, analytics, and machine learning for acquiring and servicing consumer debt receivables. Unifund also provides consumer data analytics and custom recovery solutions for major banks, financial institutions and other creditors across the United States.

Unifund’s operations are divided into three lines of business:

1)	Debt Recovery: Applies leading edge data analytics and machine learning techniques to the consumer lending sector to optimize debt recovery. This line of business consists of two services: (i) Balance Sheet Services, which generate yield-driven income from assets purchased and held on Unifund’s balance sheet and (ii) Third-Party Servicing, which generates fee-based income from third-party managed services.

2)	Analytics: Built around Unifund’s Recovery Decision Science AI platform, this line of business offers data and analytics services for fee-based income.

3)	Retention Solutions: Creates financial solutions to optimize borrower-lender relationships in part through the PAYCE rewards and cash-back platform. This line of business is a fee-for-service, asset-light model.

For fiscal year 2022, Unifund generated $52.2 million in revenue and $14.8 million in operating income. For the fiscal year 2023, Unifund expects to generate approximately $63.3 million in revenue and approximately $21.1 million in operating income.

Unifund Investment Highlights

•	Significant experience servicing over $25 billion of debt since Unifund’s inception, with over $2 billion in recoveries, based on face value of Unifund totals since inception
•	Proprietary data analytics platform that drives an efficient identification, credit evaluation and credit monitoring process in real-time
•	Debt recovery optimization and modernizing analytics that enhances business intelligence through merging AI and ML solutions with Unifund’s debt collection procedures
•	Typically sticky relationships with blue-chip credit issuers that enable repeat transactions and allow for a lower concentration of risk
•	Domestic market focus, which we believe reducing business complexity and risk
•	Seasoned management team with decades of experience and a successful track record of M&A within the financial services industry

Unifund’s Founder and CEO, David Rosenberg, stated, “We are thrilled to join forces with Everest in this business combination. We believe that our expertise in data analytics and machine learning, combined with Everest’s robust financial backing and experience in public company governance, will allow us to further optimize borrowers’ lifetime value and offer value-added solutions to our clients across the United States.”

Transaction Summary

Based on current projections, the pro forma enterprise value of the combined company is estimated to be approximately $232 million. This transaction is expected to be supported by a 1.5 million share bonus pool. The bonus share pool is expected to be funded via founder shares held by Everest Consolidator Sponsor, LLC, Everest’s sponsor, as an incentive to retain the targeted $60 million in Everest’s trust account. Pro forma for the transaction and based on current projections, the combined company is expected to have approximately $57 million of cash. Existing equity holders of Unifund are expected to roll 100% of their equity holdings into the combined company. The transaction is expected to close as early as the fourth quarter of 2023. Please refer to the Forward Looking Statements section below.

Advisors

Seaport Global is acting as M&A advisor and Latham & Watkins LLP is acting as legal counsel to Everest. Taft Stettinius & Hollister LLP is acting as legal counsel to Unifund, and Baker Botts L.L.P. is acting as legal counsel to Seaport Global.

Investor Conference Call Information

An investor call and presentation discussing the transaction is available at the link below:

Belayoneverest.com

A transcript of the call will also be filed by Everest with the U.S. Securities and Exchange Commission (the “SEC”).

On the call, the presenters will discuss an investor presentation which will be filed with the SEC as an exhibit to a Current Report on Form 8-K prior to the call. The investor presentation will be available, free of charge, at www.sec.gov.

About Everest Consolidator Acquisition Corporation

Everest is a special purpose acquisition company formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Everest is seeking to pursue an initial business combination target with a business in the financial services sector in North America. For more information on Everest, please visit Belayoneverest.com.

About Unifund

Established in 1986 by David Rosenberg, Unifund purchases, collects and services portfolios of defaulted consumer receivables in the United States. In addition, it offers portfolio enhancement solutions, which include analytics, litigation, sales and government services. Unifund offers its government services for various government receivables, such as taxes (income, property, payroll, franchise and inheritance), court-ordered fines and fees, student and other loans, motor vehicle violations and license fines and fees, as well as other state, county and municipal obligations. Unifund is based in Cincinnati, Ohio. For more information, visit Unifund.com or connect with us on LinkedIn.

For media inquiries please contact: info@unifund.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination (the “Business Combination”) between Unifund and Everest, including statements regarding the anticipated benefits of the Business Combination, the anticipated timing of the Business Combination, the future financial condition and performance of Unifund and the expected financial impacts of the Business Combination (including future revenue and pro forma enterprise value) on Unifund and its platforms, markets, expected future growth and market opportunities. Unifund’s actual results may differ from its expectations, estimates and projections (which, in part, are based on certain assumptions) and consequently, you should not rely on these forward-looking statements as predictions of future events. When used in this press release, the words “estimate,” “project,” “budget,” “expect,” “anticipate,” “forecast,” “plan,” “intend,” “believe,” “seeks,” “may,” “will,” “could,” “predicts,” “potential,” “should,” “future,” “propose,” “continue,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Although these forward-looking statements are based on assumptions that Unifund and Everest believe are reasonable, these assumptions may be incorrect and are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are beyond Unifund’s or Everest’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include (i) the availability of and our ability to purchase receivable portfolios at favorable prices; (ii) intense competition of other purchasers of charged-off accounts, third party collection agencies or other financial service companies; (iii) our ability to replace or purchase portfolios of charged-off accounts at favorable prices in sufficient amounts; (iv) an increase of certain insolvency proceedings and bankruptcy filings involving liquidation; (v) the concentration of our portfolio purchases with a limited number of sellers (vi) the reliability of our statistical models used to project remaining cash flows from our charged-off accounts; (vii) our ability to successfully pursue collections; (viii) each of our partners’ compliance with the agreements we enter into; (ix) the substantial debt we have incurred and our ability to generate sufficient cash to service our indebtedness and fund our working capital; (x) the parties’ ability to consummate the Business Combination, including Everest and Unifund being able to receive all required regulatory, third-party and shareholder approvals for the Business Combination; (xi) the anticipated benefits of the Business Combination, including the potential amount of cash that may be available to New PubCo upon consummation of the proposed Business Combination and the use of the net proceeds following the redemptions; (xii) the anticipated timing of the Business Combination; (xiii) Unifund’s expectation that New PubCo Common Stock will be accepted for listing on Nasdaq following the closing of the proposed Business Combination; (xiv) the financial and business performance of Unifund, including Unifund’s anticipated results from operations in future periods; (xv) the impact of macroeconomic factors, including health epidemics, such as the COVID-19 pandemic, rising inflation and interest rates and global conflict and the actions Unifund may take in response thereto; (xvi) the stability of the financial and capital markets; (xvii) other current estimates and assumptions regarding the Business Combination and its benefits; such expectations and assumptions are inherently subject to uncertainties and contingencies regarding future events and, as such, are subject to change; (xviii) the amount of any redemptions by existing holders of Everest Class A common stock being greater than expected, which may reduce the cash in trust account available to Unifund upon the consummation of the Business Combination; (xix) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement and/or payment of the termination fees; (xx) potential future litigation, including the outcome of any legal proceedings that may be instituted against Everest or Unifund following announcement of the Business Combination Agreement; (xxi) the risk that the announcement and consummation of the Business Combination disrupts Unifund’s current plans; (xxii) the ability to recognize the anticipated benefits of the Business Combination; (xxiii) unexpected costs related to the Business Combination; (xxiv) legislative, political or economic developments; (xxv) the need to obtain permits and comply with laws and regulations and other regulatory requirements; and (xxvi) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the Business Combination, including those under “Risk Factors” therein, and in Everest’s other filings with the SEC. Neither Everest nor Unifund gives any assurance that any of Everest, Unifund or the combined company will achieve expectations.

The foregoing list of factors is not exhaustive. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by investors as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Everest’s Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, the proxy statement/prospectus related to the transaction, when it becomes available, and other documents filed (or to be filed) by Everest from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. These risks and uncertainties may be amplified by the conflict between Russia and Ukraine, rising levels of inflation and interest rates and the ongoing COVID-19 pandemic, which have caused significant economic uncertainty, and bank failures. Forward-looking statements speak only as of the date they are made. Investors are cautioned not to put undue reliance on forward-looking statements, and Unifund and Everest assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities and other applicable laws.

Additional Information and Where to Find It

This press release relates to a proposed Business Combination between Unifund and Everest. In connection with the proposed Business Combination, Everest and Unifund, through Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), have filed a registration statement on Form S-4 relating to the Business Combination with the SEC (the “Registration Statement”), which includes a proxy statement/prospectus that will be sent to all Everest stockholders in connection with Everest’s solicitation of proxies for the vote by Everest’s stockholders regarding the proposed Business Combination and related matters, as described in the Registration Statement, and including a prospectus relating to, among other things, the offer of the securities to be issued by New PubCo in connection with the proposed Business Combination. Everest will also file other documents regarding the Business Combination with the SEC.

BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF Everest AND UNIFUND ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS CONTAINED THEREIN AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC BY EVEREST OR NEW PUBCO IN CONNECTION WITH THE BUSINESS COMBINATION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION.

Investors and security holders will be able to obtain free copies of the Registration Statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Everest or New PubCo through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by Everest may be obtained free of charge from Everest’s website at www.belayoneverest.com or by written request to Everest at Everest Consolidator Acquisition Corporation, 4041 MacArthur Boulevard, 4th Floor, Newport Beach, California 92660.

Participants in the Solicitation

Everest, Unifund and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Everest’s stockholders in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination is included in the proxy statement/prospectus. For information regarding Everest’s directors and executive officers, please see Everest’s Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and the other documents filed (or to be filed) by Everest and New PubCo from time to time with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

No Offer or Solicitation

This press release is for informational purposes only and shall neither constitute an offer to sell nor the solicitation of an offer to buy any securities, nor a solicitation of a proxy, vote, consent or approval in any jurisdiction in connection with the Business Combination, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdictions. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Information Sources

This press release has been prepared for use by Everest and Unifund in connection with the Business Combination. The information herein does not purport to be complete. The information herein is derived from various internal and external sources, and all information relating to the business, past performance, results of operations and financial condition of Everest was derived entirely from Everest and all information relating to the business, past performance, results of operations and financial condition of Unifund was derived entirely from Unifund. No representation is made as to the reasonableness of the assumptions made with respect to the information herein, or to the accuracy or completeness of any projections or modeling or any other information contained herein. Any data on past performance or modeling contained herein is not an indication as to future performance.

The data contained herein relating to the operations and performance of the combined entities has been derived by Unifund from various internal and external sources. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any projections or modeling or any other information contained herein. Any data on past performance or modeling contained herein is not an indication as to future performance. Everest and Unifund assume no obligation to update the information in this press release.

Contacts

Unifund

info@unifund.com

Everest Consolidator Acquisition Corporation

Katherine Paulson:

kpaulson@belayinvest.com

949-610-0835

Chris Sullivan:

chris@macmillancom.com

212-473-4442